AMENDMENT NO. 2
TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 2 to the INVESTMENT SUB-ADVISORY AGREEMENT dated as of February 19, 2015, by and between the Sub-Adviser and the Adviser, and amended by Amendment No. 2 to the INVESTMENT SUB-ADVISORY AGREEMENT dated as of January 1, 2016 (the "Agreement"), hereby amends the Agreement as follows, effective May 18, 2016.

The following is added as the penultimate sentence in the last paragraph of Section 5 of the Agreement.

The Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Fund or Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-adviser to which neither the Fund nor the Adviser is a party.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement to be duly executed by their duly authorized officers, all on the day and year first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC
(the Adviser)

By: /s/ William Fiala
Name:           William Fiala
Title:             Vice President

WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC
(the Sub-Adviser)

By: /s/ Richard W. Smirl
Name:           Richard W. Smirl
Title:             COO